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Exhibit (99)B.


                                   ECOLAB INC.
                CONSOLIDATED SUMMARY OPERATING AND FINANCIAL DATA


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Year ended December 31
(thousands, except per share)    1994           1993           1992          1991         1990
                              ----------     ----------     ----------     --------    ----------

Net sales                     $1,207,614     $1,102,396     $1,057,634     $959,302    $1,047,608

Income from continuing
  operations before
  extraordinary loss
  and cumulative effects of
  changes in accounting:
    Income                        84,562         82,772         71,488       63,239       65,724
    Income per common share         l.25           1.23           1.06         1.01         1.12

Total assets                   1,020,356        891,730        858,864      940,288      885,258

Long-term debt and
  preferred stock                105,393        131,861        215,963      325,492      318,147

Cash dividends per
  common share                $    0.455     $    0.395     $   0.3575     $   0.35   $    0.335



On December 7, 1994, the company merged with Kay Chemical Company and affiliates ("Kay"). The merger has been accounted for as a pooling of interests and, accordingly, the company's consolidated financial statements were restated to include the accounts and operations of Kay for all periods prior to the merger.

The table of consolidated summary operating and financial data above should be read in conjunction with the consolidated financial statements of the company as of and for the years ended December 31, 1994, 1993 and 1992 which are included under Item 7 of this Form 8-K.

Cash dividends per common share included above reflect historical cash dividends declared on Ecolab common stock.

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